EXHIBIT 99

102 E. Front St., Monroe, MI 48161

PRESS RELEASE

January 28, 2019

MBT Financial Corp. Announces Dividend and Preliminary Fourth Quarter 2018 Highlights

Monroe, Mich. – MBT Financial Corp. (NASDAQ: MBTF), the parent company of Monroe Bank & Trust, announced that it will pay a quarterly dividend of $0.10 per common share on February 14, 2019 to shareholders of record as of February 7, 2019. This is an increase of $0.04 per share compared to the regular dividend paid in the same quarter last year.

On October 10, 2018, the Company announced that it signed a definitive agreement to merge with First Merchants Corporation (NASDAQ: FRME), headquartered in Muncie, Indiana. The merger is on track to close in the first quarter of 2019, so the Company will not be providing its typical detailed earnings announcement and investor conference call.

The preliminary net profit was $3,878,000 ($0.17 per share, basic and diluted), in the fourth quarter of 2018, compared to a loss of $144,000 ($0.01 per share, basic), in the fourth quarter of 2017. The preliminary full year profit was $17,699,000 ($0.77 per share, basic and diluted), compared to $10,609,000 ($0.46 per share, basic and diluted) for 2017. Fourth quarter profits in 2018 were negatively affected by merger related costs and fourth quarter profits in 2017 were negatively affected by tax adjustments due to the Tax Cuts and Jobs Act. Merger related expenses in the fourth quarter of 2018 accounted for $0.04 per share, basic and diluted.

The Net Interest Income for the fourth quarter of 2018 increased $1,080,000, or 10.4%. The Company did not record a provision for loan losses this quarter, compared to a negative provision of $500,000 recorded in the fourth quarter of 2017. Non-interest income for the fourth quarter of 2018 decreased $344,000, or 9.4% compared to the fourth quarter of 2017 primarily due to income received from a Bank Owned Life Insurance claim in 2017, and non-interest expense increased $786,000, or 8.6% primarily due to the aforementioned merger related expenses.

Total assets of the company decreased $10.5 million, or 0.8%, compared to December 31, 2017, to $1.34 billion. Capital decreased $5.0 million during 2018 because the payment of the special and regular dividends exceeded the net income and because the AOCL increased due to an increase in the unrealized loss on Available For Sale investment securities. Total loans increased $73.8 million, or 10.6% in 2018 while total deposits decreased $15.3 million, or 1.3%. This improved the Loan to Deposit ratio from 58.0% a year ago to 65.0% at the end of 2018.

H. Douglas Chaffin, President and CEO, commented, “We are making good progress toward closing our previously announced merger with First Merchants Corporation headquartered in Muncie, Indiana. This merger will provide tremendous benefits to our customers, shareholders and communities, and we look forward to continuing the legacy of exceptional customer service, local responsiveness, and strong community engagement that has defined Monroe Bank and Trust for 160 years.”

About the Company:

MBT Financial Corp. (NASDAQ:MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust. Founded in 1858, Monroe Bank & Trust helps customers’ remarkable stories unfold through an uncommon, optimistic culture. As one of the largest community banks in Southeast Michigan, with over $1.3 billion in assets, this full-service bank offers a complete range of business and personal accounts, mobile and online banking, offices and ATMs across Monroe and Wayne Counties, credit and mortgage options, investment and retirement services and award-winning community outreach. The bank believes in its customers, helping them with everything from day-to-day needs to long-term goals, and is ranked fourth among all Michigan banks for total trust assets. The bank believes in its communities, supporting over 300 organizations with sponsorships and also more than 8,000 employee volunteer hours through the Monroe Bank & Trust ENLIST Volunteerism program. The bank believes in the power of knowledge, helping thousands of students and adults thrive through the Monroe Bank & Trust Financial Education program. Monroe Bank & Trust is proud to be a trusted partner to communities and clients, and an employer of choice. We are Monroe Bank & Trust, and we believe in the story of you.

For more information about Monroe Bank & Trust, visit www.monroe.bank.

Or, contact:

Julian Broggio

SVP, Director of Marketing

(734) 240-2341

julian.broggio@monroe.bank

MBT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Quarter Ended December 31,		Year Ended December 31,
Dollars in thousands (except per share data)	2018	2017	2018	2017

Interest Income
Interest and fees on loans	$9,492	$8,132	$35,609	$31,300
Interest on investment securities-
Tax-exempt	408	356	1,670	1,299
Taxable	2,084	2,200	8,501	8,707
Interest on balances due from banks	138	102	514	494
Total interest income	12,122	10,790	46,294	41,800

Interest Expense
Interest on deposits	534	414	1,804	1,731
Interest on borrowed funds	135	3	451	6
Total interest expense	669	417	2,255	1,737

Net Interest Income	11,453	10,373	44,039	40,063
Provision For (Recovery Of) Loan Losses	-	(500)	(100)	(700)

Net Interest Income After
Provision For (Recovery Of) Loan Losses	11,453	10,873	44,139	40,763

Other Income
Income from wealth management services	1,172	1,187	4,728	5,017
Service charges and other fees	940	1,050	3,834	4,186
Debit Card income	799	730	3,068	2,877
Net gain on sales of securities	(622)	(773)	(815)	(546)
Net gain (loss) on other real estate owned	7	67	543	(22)
Origination fees on mortgage loans sold	108	68	414	329
Bank Owned Life Insurance income	359	848	1,411	1,978
Other	550	480	2,357	2,063
Total other income	3,313	3,657	15,540	15,882

Other Expenses
Salaries and employee benefits	5,630	5,380	22,344	21,400
Occupancy expense	672	701	2,673	2,825
Equipment expense	881	855	3,429	3,126
Marketing expense	356	361	1,589	1,322
Professional fees	1,149	560	2,885	2,339
EFT/ATM expense	316	259	1,160	1,022
Other real estate owned expense	39	22	100	117
FDIC deposit insurance assessment	95	107	391	428
Bonding and other insurance expense	131	119	529	486
Telephone expense	91	83	324	385
Other	541	668	2,611	2,685
Total other expenses	9,901	9,115	38,035	36,135

Profit Before Income Taxes	4,865	5,415	21,644	20,510
Income Tax Expense	987	5,559	3,945	9,901
Net Profit	$3,878	$(144)	$17,699	$10,609

Basic Earnings Per Common Share	$0.17	$(0.01)	$0.77	$0.46

Diluted Earnings Per Common Share	$0.17	$(0.01)	$0.77	$0.46

Dividends Declared Per Common Share	$0.10	$0.06	$0.93	$0.92

MBT FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
Dollars in thousands	December 31, 2018	December 31, 2017

Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$17,058	$18,233
Interest bearing	34,784	34,777
Total cash and cash equivalents	51,842	53,010

Interest Bearing Time Deposits in Other Banks	10,796	15,196
Securities - Held to Maturity	-	37,163
Securities - Available for Sale	401,613	442,816
Equity Securities	7,415	4,148
Loans held for sale	488	346

Loans	768,660	694,979
Allowance for Loan Losses	(7,771)	(7,666)
Loans - Net	760,889	687,313

Accrued interest receivable and other assets	16,743	20,463
Other Real Estate Owned	692	1,412
Bank Owned Life Insurance	59,563	58,153
Premises and Equipment - Net	26,850	27,400
Total assets	$1,336,891	$1,347,420

Liabilities
Deposits:
Non-interest bearing	$297,704	$299,838
Interest-bearing	885,206	898,326
Total deposits	1,182,910	1,198,164

Federal Home Loan Bank advances	10,000	-
Accrued interest payable and other liabilities	16,314	16,598
Total liabilities	1,209,224	1,214,762

Shareholders' Equity
Common stock (no par value)	23,453	22,840
Retained Earnings	113,921	117,524
Unearned Compensation	-	-
Accumulated other comprehensive loss	(9,707)	(7,706)
Total shareholders' equity	127,667	132,658
Total liabilities and shareholders' equity	$1,336,891	$1,347,420